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                                                                    Exhibit 23A

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
PHP Healthcare Corporation


We consent to the incorporation by reference in the registration statement (No. 33-41577) on Form S-8 of PHP Healthcare Corporation of our report dated September 12, 1994, relating to the consolidated balance sheet of PHP Healthcare Corporation and subsidiaries as of April 30, 1994 and the related consolidated statements of operations and cash flows and related schedule for each of the years in the two-year period ended April 30, 1994 which report appears in the April 30, 1995 annual report on Form 10-K of PHP Healthcare Corporation. Our report refers to a change in the method of accounting for income taxes.



                                          /S/ KPMG Peat Marwick LLP

Washington, D.C.
July 25, 1995